                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-86212
PROSPECTUS SUPPLEMENT NO. 1


                                  $175,000,000

                                GATX Corporation

                     7.5% Convertible Senior Notes due 2007
                     Fully and Unconditionally Guaranteed by
                           GATX Financial Corporation
                                       and

                             Shares of Common Stock
                  issuable upon conversion of the Senior Notes

     This prospectus supplement supplements the prospectus dated June 19, 2002 of GATX Corporation and GATX Financial Corporation relating to the sale by certain holders of our 7.5% convertible senior notes due 2007 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:

                                   Principal Amount of
                                   Notes Beneficially           Number of Shares
                                        Owned That               of Common Stock
     Name of Selling Holder            May be Sold              That May be Sold
     ----------------------            -----------              ----------------
TQA Master Fund, Ltd.                  $5,075,000                    148,870
TQA Master Plus Fund, Ltd.              2,925,000                     85,802

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is June 26, 2002